Gibbons P.C. One Pennsylvania Plaza, 37th Floor New York, New York 10119-3701 Telephone: (212) 613-2000 Fax: (212) 333-5980 http://www.gibbonslaw.com

January 11, 2008

Glowpoint, Inc. 225 Long Avenue Hillside, New Jersey 07205
Re:	Glowpoint, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Glowpoint, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-1 (File No. 333-146838) of the Company (the “Registration Statement”) relating to the proposed offer and sale of up to an aggregate of up to 15,924,902 shares of our common stock, par value $0.0001 per share (“Common Stock”), by certain stockholders of the Company, which shares of Common Stock are comprised of shares of Common Stock issuable: (i) upon the exercise of the Series A Warrants and Series A-2 Warrants issued by the Company in connection with private placements in March 2006, April 2006 and September 2007 and issued in connection with amending the terms of the notes and transaction documents from the March 2006 and April 2006 private placements (the “Warrants”); and (ii) upon the exercise of the placement agent warrants and advisory warrants issued by the Company to the designees and assigns of Burnham Hill Partners, a division of Pali Capital, Inc., in connection with the private placements and financial advice related thereto (the “Placement Agent Warrants”). The shares of Common Stock issuable upon the exercise of the Warrants and the Placement Agent Warrants are hereinafter collectively referred to as the “Shares”.

As such counsel and for purposes of our opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation:

(i)     The Registration Statement;

(ii)     The Warrants;

(iii)     The Placement Agent Warrants;

(iv)     the amended and restated certificate of incorporation of the Company, and the amended and restated by-laws of the Company as presently in effect as certified by the Secretary of the Company as of the date hereof; and

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Glowpoint, Inc.
January 11, 2008

(v)     resolutions adopted by the Company’s board of directors on March 30, 2006, April 4, 2006, July 31, 2007 and November 15, 2007 certified by the Secretary of the Company relating to the issuance of the Warrants, the Placement Agent Warrants and the reservation of the Shares.

In such examination and in rendering the opinion expressed below, we have assumed: (i) the genuineness of all signatures on all documents submitted to us; (ii) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (iii) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents, corporate records, certificates and instruments were authentic and complete; (iv) the legal capacity of all individuals executing documents; (v) that there will be sufficient authorized and unissued shares of Common Stock available for issuance each time Shares are issued upon the exercise of Warrants or Placement Agent Warrants, (vi) that no Shares will be issued for a price per share less than the per share par value of the Common Stock; and (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion are true and correct. As to all questions of fact material to this opinion, we have relied (without independent investigation, except as expressly indicated herein) upon certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that (a) the Shares are duly authorized, and (b) when certificates representing the Shares have been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered upon issuance upon exercise of the Warrants and the Placement Agent Warrants in accordance with the terms and conditions of the Warrants and the Placement Agent Warrants and payment of the consideration set forth therein, respectively, such Shares will be validly issued, fully paid and nonassessable.

We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, the Delaware General Corporation Law.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

Glowpoint, Inc.
January 11, 2008

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" included therein. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Gibbons P.C.

Gibbons P.C.